RESTATED CERTIFICATE OF INCORPORATION

OF

MOVIE STAR, INC.

UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

The undersigned, being the President and Chief Executive Officer of MOVIE STAR, INC. (the “Corporation”), in accordance with the provisions of Section 807 of the Business Corporation Law of the State of New York (the “BCL”), does hereby certify that:

1. The name of the Corporation is Movie Star, Inc. The Corporation was incorporated under the name Industrial Undergarment Corporation.

2. The Certificate of Incorporation of the Corporation was filed by the Department of State on April 10, 1935.

3. The Certificate of Incorporation of the Corporation is hereby amended to effect the following amendments authorized by Section 801 of the BCL:

(a) to change the name of the Corporation to “Frederick’s of Hollywood Group Inc.”;

(b) to increase the number of authorized common shares of the Corporation from 30,000,000 shares to 200,000,000 shares, $.0l par value;

(c) to effect a one-for-two reverse stock split of the Corporation’s outstanding common stock;

(d) to authorize the issuance of up to 10,000,000 shares of preferred stock of the Corporation and to establish the terms, rights, preferences and privileges of the Series A Preferred Stock; and

(e) to change the address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him.

4. The text of the Certificate of Incorporation of the Corporation as herein and heretofore amended is hereby restated by this Restated Certificate of Incorporation to read in its entirety as follows:

“(1) The name of the Corporation shall be “Frederick’s of Hollywood Group Inc.” (hereinafter sometimes called the “Corporation”).

(2) The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York (“BCL”), and is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

(3) (a) The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is 210,000,000 shares, of which 200,000,000 shares shall be Common Stock, each having a par value of $.01 per share, and of which 10,000,000 shares shall be Preferred Stock, each having a par value of $.01 per share.

(b) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all of any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the BCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not above the total number of authorized shares of the class and not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(c) 10,000,000 of the authorized shares of Preferred Stock are hereby designated “Series A 7.5% Convertible Preferred Stock” (the “Series A Preferred”). The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred are as follows:

1. DIVIDEND RIGHTS.

(a) Holders of Series A Preferred, in preference to the holders of Common Stock or any other Junior Securities (as defined in Section 2 hereof), shall be entitled to receive, when, as and if declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, cumulative dividends at the rate of 7.5% per annum of the sum of the Original Issue Price (as defined below) and any accumulated and unpaid dividends thereon on each outstanding share of Series A Preferred. Such dividends shall be payable in additional shares of Series A Preferred or in cash, at the option of the Corporation, only when, as and if declared by the Board and shall be payable in arrears in equal amounts (with the first payment to be prorated based on the actual issue date) on the tenth business day after the end of each fiscal quarter of each year (“Dividend Payment Date”) commencing on the first Dividend Payment Date after the first issuance of Series A Preferred. Dividends shall be cumulative from the initial date of issuance or the last Dividend Payment Date for which accumulated dividends were paid, whichever is later, whether or not funds of the Corporation are legally available for the payment of such dividends and whether or not the Board of Directors declares the dividends.

(b) The “Original Issue Price” of each share of the Series A Preferred shall be $2.0665 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such Series A Preferred shares after the filing date hereof as provided herein).

(c) So long as any shares of Series A Preferred are outstanding, the Corporation shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock or any other Junior Securities, or purchase, redeem or otherwise acquire for value any shares of Common Stock or any other Junior Securities until all dividends as set forth in Section 1(a) above on the Series A Preferred shall have been paid or declared and set apart, except for:

(i) acquisitions of Common Stock or any other Junior Securities by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Corporation;

(ii) acquisitions of Common Stock or any other Junior Securities in exercise of the Corporation’s right of first refusal to repurchase such shares; or

(iii) distributions to holders of Common Stock or any other Junior Securities in accordance with Section 4.

(d) In the event dividends are paid on any share of Common Stock or any other Junior Securities, the Corporation shall pay an additional dividend on all outstanding shares of Series A Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock or any other Junior Securities.

(e) The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 5(g) hereof are applicable, or any repurchase of any outstanding securities of the Corporation that is approved by the Board.

2. RANK.

The Series A Preferred shall, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) junior to any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series A Preferred; (b) senior to the

Common Stock; (c) senior to any class or series of capital stock of the Corporation hereafter created not specifically ranking by its terms senior to or on parity with the Series A Preferred (collectively, with the Common Stock, “Junior Securities”), and (d) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series A Preferred (the “Parity Securities”).

3. VOTING RIGHTS.

(a) General Rights. Each holder of shares of the Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation. Except as otherwise provided herein or as required by law, the Series A Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Series A Preferred. For so long as any shares of Series A Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series A Preferred after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series A Preferred shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise, so long as such transaction does not constitute an Asset Transfer or Acquisition (each as defined in Section 4(c) hereof)):

(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation of the Corporation, that alters or changes the voting or other powers,

preferences, or other special rights, privileges or restrictions of the Series A Preferred so as to affect them adversely; or

(ii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking on a parity with or senior to the Series A Preferred in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of any such new class or series.

4. LIQUIDATION RIGHTS.

(a) In the event that the Corporation is a party to an Acquisition or Asset Transfer (as hereinafter defined) or upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Junior Securities, subject to the right of any series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred shall be paid out of the proceeds of such Acquisition or Asset Transfer or the assets of the Corporation legally available for distribution for each share of Series A Preferred held by them, the greater of (i) the amount equal to the Original Issue Price plus all accumulated but unpaid dividends on the Series A Preferred or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Liquidation Event. If, upon any such Liquidation Event, the proceeds of such Acquisition or Asset Transfer or the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this Section 4(a), then such assets (or consideration) shall be distributed among the holders of Series A Preferred and any other Parity Securities at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) Subject to the rights of the holders of any Parity Securities, after the payment of the full liquidation preference of the Series A Preferred as set forth in Section 4(a) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Junior Securities.

(c) For the purposes of this Section 4: (i) “Acquisition” shall mean (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions among the stockholders of the Corporation (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

(d) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

5. CONVERSION RIGHTS.

The holders of the Series A Preferred shall have the following rights with respect to the conversion of the Series A Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series A Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series A Preferred Conversion Rate” then in effect (determined as provided in Section 5(b)) by the number of shares of Series A Preferred being converted.

(b) Series A Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price by the amount equal to 1.2 multiplied by the Series A Preferred Conversion Price. Such initial Series A Preferred Conversion Rate shall be adjusted from time to time based on adjustments to the Series A Preferred Conversion Price in accordance with this Section 5. All references to Series A Preferred Conversion Rate shall mean the Series A Preferred Conversion Rate as so adjusted.

(c) Series A Preferred Conversion Price. The conversion price for the Series A Preferred shall initially be the Original Issue Price. Such initial Series A Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series A Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of Series A Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or in Common Stock (at the average daily closing price of the shares of the Common Stock (on its principal trading market), rounded to two decimal places, for the ten (10) trading days immediately ending the two business days prior to the date of such conversion (the “Current Market Value”) or in the event that the Common Stock is not publicly traded on the American Stock Exchange or other national securities exchange, Common Stock’s fair market value determined in good faith by the Board (the “Fair Market Value”) as of the date of such conversion), at the option of the Corporation, any accumulated but unpaid dividends on the shares of Series A Preferred being converted and (ii) in cash (at the Current Market Value as of the date of such conversion or in the event that the Common Stock is not publicly traded on the American Stock Exchange or other national securities exchange, the Fair Market Value as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Automatic Conversion.

(i) Upon the occurrence of any Liquidation Event in which the amount of cash, securities or other property a holder of the Series A Preferred would be entitled to receive is greater than the amount equal to the Original Issue Price plus all accumulated but unpaid dividends on the Series A Preferred, each share of Series A Preferred shall automatically be converted into fully-paid and nonassessable shares of Common Stock, based on the then-effective Series A Preferred Conversion Price immediately prior to such Liquidation Event. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series A Preferred Conversion Rate” then in effect (determined as provided in Section

5(b)) by the number of shares of Series A Preferred being converted. Upon such automatic conversion, any accumulated but unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(ii) Upon the occurrence of any Liquidation Event, the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred, the holders of Series A Preferred shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any accumulated but unpaid dividends shall be paid in accordance with the provisions of Section 5(d). The person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such conversion date.

(f) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Series A Preferred is issued (the “Original Issue Date”) the Corporation effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred, the Series A Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred, the Series A Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(f) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Corporation pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of the Series A Preferred, the Series A Preferred Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The Series A Preferred Conversion Price shall be adjusted by multiplying the Series A Preferred Conversion Price then in effect by a fraction equal to:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Corporation fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series A Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Preferred Conversion Price shall be adjusted pursuant to this Section 5(g) to reflect the actual payment of such dividend or distribution.

(h) Adjustment for Reclassification, Exchange, Substitution or Reorganization. If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of Series A Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series A Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series A Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(i) Sale of Shares Below Series A Preferred Conversion Price.

(i) If at any time or from time to time on or after the Original Issue Date the Corporation issues or sells, or is deemed by the express provisions of this Section 5(i) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(f), 5(g) or 5(h) above, for an Effective Price (as defined below) less than the then effective

Series A Preferred Conversion Price (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series A Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to:

(A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such then existing Series A Preferred Conversion Price, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series A Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) No adjustment shall be made to the Series A Preferred Conversion Price in an amount less than one cent per share. Any adjustment required by this Section 5(i) shall be rounded to the nearest one cent $0.01 per share. Any adjustment otherwise required by this Section 5(i) that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to the Series A Preferred Conversion Price.

(iii) For the purpose of making any adjustment required under this Section 5(i), the aggregate consideration received by the Corporation for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 5(i), if the Corporation issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price (as defined below) of such Additional Shares of Common Stock is less than the Series A Preferred Conversion Price, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities.

(D) No further adjustment of the Series A Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A Preferred Conversion Price as adjusted upon the issuance of such rights, options or

Convertible Securities shall be readjusted to the Series A Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Preferred.

(v) For the purpose of making any adjustment to the Conversion Price of the Series A Preferred required under this Section 5(i), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 5(i) (including shares of Common Stock subsequently reacquired or retired by the Corporation), other than:

(A) shares of Common Stock issued upon conversion of the Series A Preferred;

(B) shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

(C) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date;

(D) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board;

(E) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution or other third-party lender approved by the Board;

(F) shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Corporation; and

(G) any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Corporation and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Board.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 5(i). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 5(i), into the Aggregate Consideration received, or deemed to have been received by the Corporation for such issue under this Section 5(i), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi) In the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series A Preferred Conversion Price shall be reduced to the Series A Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(j) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, if the Series A Preferred is then convertible pursuant to this Section 5, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred so requesting at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.

(k) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Series A Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(l) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Current Market Value as of the date of such conversion or in the event that the Common Stock is not publicly traded on the American Stock Exchange or other national securities exchange, the Fair Market Value as of the date of conversion.

(m) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(o) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

6. REDEMPTION.

(a) The Corporation shall be obligated to redeem the Series A Preferred as follows:

(i) On the later to occur of (A) January 7, 2010 and (B) the six month anniversary of the maturity date (or any extensions thereof) of the credit facility of the Corporation (such date, the “Redemption Date”), the Corporation shall, to the extent it may lawfully do so, redeem all of the then outstanding Series A Preferred by paying in cash in exchange for the shares of Series A Preferred to be redeemed on such Redemption Date a sum equal to the Original Issue Price per share of Series A Preferred plus accumulated but unpaid dividends with respect to such shares (the “Redemption Amount”); provided, that if, on the 60th day prior to the Redemption Date (the “Additional Conversion Date”), the Current Market Value (or the Fair Market Value in the event that the Common Stock is not publicly traded on the American Stock Exchange or other national securities exchange) is greater than the Redemption Amount, then all of the outstanding shares of Series A Preferred shall be automatically converted to Common Stock in accordance with Section 5(e) hereof on the Redemption Date. The total amount to be paid for the Series A Preferred is hereinafter referred to as the “Redemption Price.”

(ii) At least thirty (30) days but no more than sixty (60) days prior to the Redemption Date, the Corporation shall send a notice (a “Redemption Notice”) to all holders of Series A Preferred to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date (including, if applicable, those to be redeemed at the option of the Corporation), then it shall so notify such holders and shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

(b) On or after each the Redemption Date, each holder of shares of Series A Preferred to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series A Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series A Preferred are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series A Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

(c) In the event of a redemption of any shares of Series A Preferred, the Conversion Rights (as defined in Section 5) for such Series A Preferred shall terminate as to the shares designated for redemption at the close of business on the last business day preceding the Redemption Date, unless default is made in payment of the Redemption Price.

7. NO REISSUANCE OF SERIES A PREFERRED.

No shares or shares of Series A Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

(4) The office of the Corporation shall be located in the County and State of New York.

(5) No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or to purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for the sale by the Corporation.

(6) The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is: Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, NY 10174, Attention: Docket Clerk.

(7) The Board of Directors shall have authority to adopt, amend or repeal the by-laws of the Corporation but any by-law adopted by the Board of Directors may be amended or repealed by the shareholders entitled to vote thereon.

(8) The Corporation shall, to the fullest extent permitted by Article 7 of the BCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any by-law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the Corporation.

(9) The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the BCL, as the same may be amended and supplemented.

5. Each two (2) shares of Common Stock issued and outstanding immediately prior to the effective date of this Restated Certificate of Incorporation shall, without any action on the part of the holder thereof, be reclassified and changed into one (1) fully paid and nonassessable share of Common Stock, par value $.01 per share, and each holder of record of a certificate for shares of Common Stock as of the close of business on the effective date of the Restated Certificate of Incorporation shall be entitled to receive, as soon as practicable, and upon surrender of such certificate, a certificate or certificates representing one (1) share of Common Stock for each two (2) shares of Common Stock represented by the certificate of such holder, with the next higher number of whole shares being issued in lieu of fractional shares.

The number, par value and class of the issued shares changed and issued shares resulting from the change (plus such greater number of shares which will result from rounding) are as follows:

Shares	Number	Par Value	Class
Issued shares changed	17,992,512	$.01 per share	Common
Issued shares resulting from change	8,996,256	$.01 per share	Common

The number, par value and class of the unissued shares of Common Stock, $.01 par value, shall be unchanged, except that the number of unissued shares shall increase as a result of the reduction in the number of issued shares resulting from the change in issued shares effected by this Restated Certificate of Incorporation.

6. The amendments and restatements set forth in this Restated Certificate of Incorporation have been authorized by (i) all of the members of the Board of Directors of the Corporation at a meeting of the Board of Directors and (ii) the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

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IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury this 28th day of January, 2008.

MOVIE STAR, INC.
By:	/s/ Melvyn Knigin
Name: Melvyn Knigin
Title: President and Chief Executive Officer